Exhibit 99.2

News Release

For Immediate Release

Nathan’s Announces
Special Cash Dividend

JERICHO, N.Y. – March 10, 2015 –Nathan’s Famous, Inc. (NASDAQ: NATH) (“Nathan’s”) announced today that its board of directors has authorized and declared a special cash dividend of $25.00 on each outstanding share of common stock and unvested restricted common stock.

The record date for the special dividend is March 20, 2015, and the payment date for the dividend is March 27, 2015.  At $25.00 per share, the special dividend represents approximately 34.9% of Nathan’s closing stock price on March 10, 2015. Pursuant to NASDAQ rules, when a dividend is declared in a per share amount that exceeds 25% of a company’s stock price, the date on which that company’s shares will begin to trade without the dividend, or ex-dividend, is the first business day following the payable date. Nathan’s understands from NASDAQ that, because the dividend is expected to exceed 25% of its share price, NASDAQ will apply this rule. Nathan’s expects, in accordance with this rule, that the ex-dividend date as set by NASDAQ will be March 30, 2015, the first business day following the payable date for the dividend. Stockholders of record on the record date who sell their shares prior to the ex-dividend date will not receive the special cash dividend. The record date for the special one-time cash dividend is the close of business on March 20, 2015.

A portion of the special dividend that is equal to Nathan’s current and accumulated earnings and profits through March 29, 2015 will be taxable to shareholders as a qualified dividend for U.S. Federal income tax purposes. Nathan’s expects that a portion of the special dividend will be in excess of the current and accumulated earnings and profits.  The excess amount will be treated as a “nondividend distribution” for U.S. federal income tax purposes, which will reduce the tax basis of a stockholder’s shares of Nathan’s common stock. If the nondividend distribution exceeds the stockholder’s basis in its Nathan’s common stock, the remainder of the nondividend distribution in excess of the stockholder’s basis will be treated as a capital gain.

The Company intends to provide a preliminary estimate of  its accumulated earnings and profits through March 29, 2015 on or before May 11, 2015 in the Investor Relations section of our website (www.nathansfamous.com).  Since the earnings and profits amount will not be finalized until our corporate income tax returns for the March 2015 fiscal year are completed, we expect to provide final information as soon as it is available, but no later than January 2016.

The U.S. federal income tax treatment of holding Nathan’s common stock to any particular stockholder will depend on the stockholder’s particular tax circumstances. Nathan’s stockholders are urged to consult their tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences to them, in light of their particular investment or tax circumstances, of acquiring, holding and disposing of Nathan’s common stock.

About Nathan’s Famous, Inc.

Nathan’s is a Russell 2000 Company that currently distributes its products in 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, the Cayman Islands and ten foreign countries through its restaurant system, foodservice sales programs and product licensing activities. Last year, over 480 million Nathan’s Famous hot dogs were sold. Nathan’s was ranked #22 on the Forbes 2014 list of the Best Small Companies in America and was listed as the Best Small Company in New York State in October 2013. For additional information about Nathan’s please visit our website at www.nathansfamous.com.  The contents of our website have not been incorporated into and do not form a part of this press release.

Forward-Looking Statements

Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties. Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of Nathan’s management, as well as assumptions made by and information currently available to Nathan’s management.  The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the risks and factors identified from time to time in Nathan’s filings with the SEC.  You are cautioned not to place undue reliance on any forward-looking statements contained in this press release.  Nathan’s does not undertake any obligation to update such forward-looking statements.

Contact information:
Investors: Ronald DeVos, Chief Financial Officer, (516) 338-8500

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